Exhibit 99.1

RiskMetrics Group Reports Third Quarter 2009 Results

New York, November 3, 2009 — RiskMetrics Group Inc. (NYSE: RMG), a leading provider of risk management and corporate governance products and services to participants in the global financial markets, today announced its financial results for the third quarter ended September 30, 2009.

Earnings Highlights:  See Tables C, D and H through K for a reconciliation of GAAP and Non-GAAP financial measures.

(Note: Percentage changes are referenced to the comparable period in fiscal year 2008, unless otherwise noted.)

•                  Third quarter 2009 revenues decreased 2.1% to $74.0 million and revenue for the nine months ended September 30, 2009 increased 2.7% to $226.9 million.

•                  Third quarter 2009 Adjusted EBITDA increased 2.9% to $25.8 million, with an Adjusted EBITDA margin of 34.8%.  Adjusted EBITDA for the nine months ended September 30, 2009 increased 14.3% to $82.3 million with an Adjusted EBITDA margin of 36.3%.

•                  GAAP EPS for third quarter 2009 was $0.11, up from $0.09 in the prior year.

•                  Adjusted EPS (before amortization of intangibles, one-time costs, and stock-based compensation) for the third quarter 2009 was $0.19, up from $0.16 in the prior year.

“Due to the decline in new sales and renewal rates during the first part of 2009, revenue growth has flattened compared to the prior year,” said Ethan Berman, Chief Executive Officer of RiskMetrics Group. “However, we are beginning to see improved renewal rates, increased new sales and a growing sales pipeline. We have controlled costs and realized the benefits of streamlining operations as Adjusted EBITDA for the nine months increased 14.3% to $82.3 million despite flattening revenue growth.”

Selected Financial Information (unaudited)

All amounts (except share and per share information) are in thousands, unless indicated otherwise.

TABLE A

	Three Months Ended
	September 30,
			%
	2009	2008	Change
Revenues:
Risk	$39,487	$40,846	(3.3)%
ISS	34,493	34,708	(0.6)%
Total Revenues	73,980	$75,554	(2.1)%
Operating Cost and Expenses:
Adjusted EBITDA expenses (1)	48,219	50,514	(4.5)%
Other operating expenses (2)	10,566	9,853	7.2%
Total operating costs and expenses	58,785	60,367	(2.6)%

Income from operations	15,195	15,187	0.1%

Other expense	(4,986)	(4,860)	(2.6)%
Income before income taxes	10,209	10,327	(1.1)%
Provision for income taxes	2,426	4,045	(40.0)%
Net income — GAAP	$7,783	$6,282	23.9%

EPS (diluted) — GAAP	$0.11	$0.09
Adjusted Net income (3)	$13,030	$10,937	19.1%
Adjusted EPS (diluted) (3)	$0.19	$0.16
Adjusted EBITDA (4)	$25,761	$25,040	2.9%
Adjusted EBITDA margin	34.8%	33.1%

	Nine Months Ended
	September 30,
			%
	2009	2008	Change
Revenues:
Risk	$119,102	$114,110	4.4%
ISS	107,787	106,790	0.9%
Total Revenues	226,889	$220,900	2.7%
Operating Cost and Expenses:
Adjusted EBITDA expenses (1)	144,639	148,914	(2.9)%
Other operating expenses (2)	31,808	30,646	3.8%
Total operating costs and expenses	176,447	179,560	(1.7)%

Income from operations	50,442	41,340	22.0%

Other expense	(15,252)	(21,337)	28.5%
Income before income taxes	35,190	20,003	75.9%
Provision for income taxes	11,669	7,828	49.1%
Net income - GAAP	$23,521	$12,175	93.2%

EPS (diluted) - GAAP	$0.35	$0.18
Adjusted Net income (3)	$39,681	$29,789	33.2%
Adjusted EPS (diluted) (3)	$0.58	$0.44
Adjusted EBITDA (4)	$82,250	$71,986	14.3%
Adjusted EBITDA margin	36.3%	32.6%

* Exceeds 100%

(1) Represents cost of revenues, research and development, selling and marketing and general and administrative expenses, excluding stock-based compensation and one time charges.  Refer to tables H through K for a reconciliation to the comparable GAAP measure.

(2) Represents depreciation and amortization of property and equipment, amortization of intangible assets, one-time costs, loss on disposal of property and equipment, and stock-based compensation.  Refer to tables H through K for a reconciliation to the comparable GAAP measure.

(3) Represents net income and EPS before amortization of intangible assets, one-time costs, and stock-based compensation. Refer to table D for a reconciliation to the comparable GAAP measure.

(4) Represents net income before interest expense, interest income, income tax expense, depreciation, amortization, non-cash stock based compensation expense and one-time costs.  Refer to table C for a reconciliation to the comparable GAAP measure.

Third Quarter 2009 Results Compared to Third Quarter 2008 Results

Third Quarter 2009 Revenues

Total revenues for the third quarter of 2009 (“Q3 2009”) were $74.0 million, down 2.1% from $75.6 million in the third quarter of 2008 (“Q3 2008”).   Q3 2009 consolidated revenues decreased $1.5 million, or 2.1%, compared to the second quarter of 2009 due to a $1.9 million decline in non-recurring revenue primarily due to the seasonality of ISS Corporate Advisory Services.

Changes in foreign currency exchange rates (principally the strengthening of the US dollar) in Q3 2009 compared to Q3 2008 had a negative impact on consolidated revenue of $1.8 million. Revenue for Q3 2009, excluding the impact of foreign currency, was flat relative to Q3 2008.

On a business segment level, Q3 2009 Risk revenues were $39.5 million, a 3.3% decrease over Q3 2008 due to lower new sales, higher non-renewals rates, particularly in the hedge fund sector, and negative currency impacts.

ISS revenues were $34.5 million in Q3 2009, a 0.6% decrease over Q3 2008 primarily due to a decline in proxy research and voting and CFRA revenues partially offset by the Innovest acquisition (which was acquired on March 2, 2009).

Third Quarter 2009 Adjusted EBITDA Expenses

Adjusted EBITDA expenses, which exclude depreciation and amortization of property and equipment, amortization of intangible assets, one-time costs, non-cash stock-based compensation expense, interest, dividend and investment income (expense) and income tax expense, of $48.2 million decreased $2.3 million, or 4.5%, compared to Q3 2008.  Changes in foreign currency exchange rates (principally the strengthening of the US dollar) in Q3 2009 compared to Q3 2008 had a favorable impact on reported Adjusted EBITDA expenses of $3.3 million.

Q3 2009 Adjusted EBITDA expenses of $48.2 million decreased slightly compared to Q2 2009 Adjusted EBITDA expenses of $48.4 million.

Compensation expense, which accounted for 71.7% of total Adjusted EBITDA expenses, increased by 1.2% to $34.6 million for Q3 2009 compared to Q3 2008 due to increased salaries and benefits, partially from the Innovest acquisition offset by lower commissions and favorable changes in foreign currency exchange rates.

Non-compensation expenses decreased to $13.6 million, or 16.5%, for  Q3 2009 from Q3 2008, due mainly to decreases in marketing, travel and entertainment expenses, reduced accounting and SOX 404 costs and favorable changes in foreign currency exchange rates.

Adjusted EBIDTA expenses represented approximately 65.2% of total revenues during Q3 2009, compared with 66.9% in Q3 2008.

Third Quarter 2009 Adjusted EBITDA

Consolidated Adjusted EBITDA increased 2.9% to $25.8 million in Q3 2009 from $25.0 million in Q3 2008.  EBITDA, including stock based compensation expense of $2.3 million, was $23.5 million in Q3 2009.  Q3 2009 consolidated Adjusted EBITDA decreased $1.4 million compared to Q2 2009 primarily due to a $1.5 million sequential decline in revenue.

The Adjusted EBITDA margin expanded 170 basis points to 34.8% in Q3 2009, compared with 33.1% in Q3 2008 as Adjusted EBITDA expenses decreased 4.5%.

On a segment level, the Risk business generated Adjusted EBITDA of $15.7 million, which was a 9.5% increase over Q3 2008. The Q3 2009 Risk Adjusted EBITDA Margin was 39.9% as compared to 35.2% in Q3 2008 as Adjusted EBITDA expenses decreased10.3%.

ISS generated Adjusted EBITDA of $10.0 million in Q3 2009 which was a 6.0% decrease over Q3 2008. The Q3

2009 ISS Adjusted EBITDA Margin of  29.0% decreased versus 30.7% in Q3 2008 due to a decline in revenue and 1.8% increase in Adjusted EBITDA expenses due primarily to increased compensation costs as a result of the continued investment in ISS product development and operations.

Third Quarter 2009 Other Operating Expenses and Income from Operations

Consolidated Q3 2009 income from operations of $15.2 million was flat compared to Q3 2008.  Other operating expenses (stock based compensation, depreciation, amortization, one-time charges and loss on disposal of fixed assets) of $10.6 million grew by $0.7 million compared to Q3 2008 primarily due to a $0.5 million increase in amortization expense as a result of intangibles acquired in connection with the Innovest acquisition.

Third Quarter 2009 Interest, Dividend, Investment and Other Income (Expense), Net

Net interest, dividend, investment and other expense of $5.0 million for Q3 2009 increased slightly compared to Q3 2008 due to lower interest rate yields offset by decreased interest expense from reduced debt borrowings.

Third Quarter 2009 Net Income and EPS

Net income for Q3 2009 of $7.8 million increased from $6.3 million for Q3 2008. GAAP EPS (diluted) increased to $0.11 for Q3 2009 from $0.09 in Q3 2008.   Q3 2009 EPS and net income was positively impacted by a reduction in the annual effective tax rate due to increased tax credits and a one-time reversal of previously accrued income tax contingencies in Q3 2009 as a result of statute of limitations expiration.

Adjusted net income, as defined in Table D, increased to $13.0 million in Q3 2009 from $10.9 million in Q3 2008. Adjusted EPS increased to $0.19 for Q3 2009 from $0.16 in Q3 2008.

Nine Months ended September 30, 2009 Results Compared to Nine months ended September 30, 2008 Results

Nine months 2009 Revenues

Total revenues for the nine months ended September 30, 2009 were $226.9 million, up 2.7% from $220.9 million over the comparable prior year period.   Nine months 2009 revenue includes $3.6 million from Innovest offset by negative currency impacts (principally the strengthening of the US dollar) of $3.1 million. Revenue growth for the first nine months of 2009, excluding the impact of foreign currency, was approximately 4.1%.

On a business segment level, Risk revenues for the nine months ended September 30, 2009 were $119.1 million, a 4.4% increase over the comparable period in 2008.  This was primarily driven by 4.6% growth in RiskManager revenue partially offset by increased non renewals and negative currency effects.

ISS revenues were $107.8 million for the nine months ended September 30, 2009, a 0.9% increase over the comparable 2008 period primarily due to the Innovest acquisition and increased Corporate Advisory Service revenue partially offset by a decline in proxy research and voting and CFRA revenue.

Nine months 2009 Adjusted EBITDA Expenses

Adjusted EBITDA expenses of $144.6 million decreased $4.3 million, or 2.9%, compared to nine months ended September 30, 2008.  Changes in foreign exchange rates (principally the strengthening of the US dollar) in the nine months ended September 30, 2009 compared to the comparable period in 2008 had a favorable impact on Adjusted EBITDA expenses of $7.4 million.

Compensation expense, which accounted for 70.8% of total Adjusted EBITDA expenses, increased by 1.7% to $102.4 million for the nine months ended September 30, 2009 compared to the comparable period in 2008 , increased salaries and benefits due partially to the Innovest acquisition offset by lower commissions and favorable changes in foreign exchange rates.

Non-compensation expenses decreased to $42.2 million, or 12.4%, for the nine months ended September 30, 2009 compared to the comparable period in 2008, due mainly to decreases in marketing, travel and entertainment expenses, reduced accounting and SOX 404 costs and favorable changes in foreign exchange rates.

Adjusted EBITDA expenses represented approximately 63.7% of total revenues during the nine months ended September 30, 2009 compared with 67.4% in the comparable period 2008.

Nine months 2009 Adjusted EBITDA

Consolidated Adjusted EBITDA increased 14.3% to $82.3 million in the nine months ended September 30, 2009 from $72.0 million in the comparable period in 2008 as revenue grew 2.7% and Adjusted EBITDA expenses decreased 2.9%.

EBITDA, including stock based compensation expense of $6.4 million, was $75.9 million for the nine months ended September 30, 2009.

The Adjusted EBITDA margin increased to 36.3% in the nine months ended September 30, 2009, compared with 32.6% in the comparable 2008 period and 34.1% in full year 2008 ( 220 basis point expansion), as revenues grew and Adjusted EBITDA expenses declined.

On a segment level, the Risk business generated Adjusted EBITDA of $49.1 million for the nine months ended September 30, 2009 which was a 21.4% increase over the nine months ended September 30, 2008.  The Risk Adjusted EBITDA Margin was 41.2% for the nine months ended September 30, 2009 as compared to 35.4% in the nine months ended September 30, 2008 as revenue grew 4.4% and Adjusted EBITDA expenses declined 5.0%.

ISS generated Adjusted EBITDA of $33.1 million for the nine months ended September 30, 2009 which was a 5.1% increase over the nine months ended September 30, 20008.  The ISS Adjusted EBITDA Margin for the nine months ended September 30, 2009 was 30.7% as compared to 29.6% in the nine months ended September 30, 2008.

Nine months 2009 Other Operating Expenses and Income from Operations

Consolidated nine months 2009 income from operations was $50.4 million, an increase of 22.0% compared to $41.3 million in the comparable period in 2008.  Other operating expenses (stock based compensation, depreciation, amortization, one-time charges and loss on disposal of fixed assets) of $31.8 million increased $1.2 million compared to the comparable period in 2008 primarily due to a $1.0 million increase in amortization expense as a result of intangibles acquired in connection with the Innovest acquisition.

Nine months 2009 Interest, Dividend, Investment and Other Income (Expense), Net

Net interest, dividend, investment and other expense decreased to $15.3 million for the nine months ended September 30, 2009 from $21.3 million in the comparable period in 2008.  The decrease in other expenses was mainly due to lower interest expense and one-time IPO and debt repayment-related costs of $5.0 million in 2008, which consisted of a $1.25 million debt prepayment penalty fee and a $1.4 million loss on a interest rate swap settlement, both included in the Other Expense line, as well as a non-cash $2.4 million debt issuance cost write-off, included in Interest Expense during 2008.

Nine months 2009 Net Income and EPS

Net Income increased to $23.5 million for the nine months ended September 30, 2009 from $12.2 million for the nine months ended September 30, 2008.  Net income for the nine months ended September 30, 2009 and 2008 includes $1.5 million and $6.3 million of one time charges, respectively.  GAAP EPS (diluted) for the nine months ended September 30, 2009 increased to $0.35 from $0.18 in the comparable period in 2008.  EPS for the nine months ended September 30, 2009 excluding one-time costs was $0.37.

The effective tax rate for the nine months ended September 30, 2009 decreased to 33.2% from 39.1% in the comparable prior period.  The effective tax rate declined primarily due to increased tax credits and a one-time reversal of previously accrued income tax contingencies in Q3 2009 as a result of statute of limitations expiration. The Company expects the future years normalized effective annual tax rate to range from 35% to 37%.

Adjusted net income, as defined in Table D, increased to $39.7 million for the nine months ended September 30, 2009 from $29.8 million in the comparable period in 2008.  Adjusted EPS increased to $0.58 for the nine months ended September 30, 2009, from $0.44 in the comparable period in 2008.

Selected Operating Data

The Company believes that the following supplemental consolidated financial information is helpful to understanding the Company’s overall financial results.

Table B

	As of and for the
	Nine Months Ended September 30
Operating Data	2009	2008

Annualized Contract Value (1)
Risk	$153,713	$159,603
% Decline	(3.7)%
ISS (2)	$122,929	$128,486
% Decline	(4.3)%
Annualized Contract Value	$276,642	$288,089
% Decline	(4.0)%

Recurring Revenue as a % of total revenue (3)
Risk	98.4%	98.6%
ISS	86.3%	88.4%
Recurring Revenue as a % of total revenue.	92.7%	93.6%

Renewal Rate
Risk	81.3%	88.9%
ISS	81.8%	88.0%
Renewal Rate	81.5%	88.5%

Notes to Operating Data Table:

(1)          We define annualized contract value (“ACV”) as the aggregate value, on an annualized basis, of all recurring subscription contracts in effect on a reporting date.

(2)          Innovest was acquired on March 2, 2009 with $5.2 million of ACV, which is not included in ISS ACV as of September 30, 2008.  Innovest ACV does not include any contracts where fees are based on the clients’ asset under management, which currently as of September 30, 2009 approximated $0.8 million of annual revenue.

(3)          We define recurring revenue as a percentage of total revenue as revenue from subscription contracts divided by total revenue during the applicable period.

Overall, renewal rates were 81.5% for the nine months ended September 30, 2009 as compared with 88.5% for the nine months ended September 30, 2008. Risk achieved a renewal rate of 81.3% which decreased compared to the prior year renewal rate of 88.9%.   ISS had a renewal rate of 81.8% which decreased compared to the prior year renewal rate of 88.0%.

The Risk renewal rate declined mainly due to higher non-renewals rates in the alternative investment segment.  The ISS renewal rate declined primarily due to a decline in the proxy business renewal rate driven by budget constraints of clients, as well as significantly lower renewal rates in Corporate Services and CFRA products.

Mr. Berman added, “Renewal rates for Risk and ISS have improved in the third quarter over the first half of the year due to improvements in our end markets. We expect the trend of increased renewal rates to continue for the remainder of 2009 and into 2010.”

Annualized Contract Value as of September 30, 2009 was $276.6 million and decreased 4.0% compared to $288.1 million at September 30, 2008, with Risk ACV decreasing 3.7% (from $159.6 million to $153.7 million) and ISS ACV decreasing 4.3% (from $128.5 million to $122.9 million).  Consolidated ACV has been negatively impacted by $8.4 million in negative currency effects and positively impacted by $5.2 million from the acquisition of Innovest.  Excluding the impact of currency effects and the Innovest acquisition, consolidated ACV decreased 2.9% from September 30, 2008.  The negative currency impact on ACV which has occurred during the first nine months of 2009 is expected to begin to become positive in Q4.

On a consolidated basis, the Company had $27.1 million of new ACV sales in the nine months ended September 30, 2009, down 51.2% over the comparable period in 2008.  Q3 09 consolidated new ACV sales were $10.0 million, up from Q2 09 new sales of $8.9 million and Q1 09 new sales of $8.2 million.

One times sales were $15.3 million for the nine months ended September 30, 2009, up 1.7% over the comparable period in 2008.

Discussion of Cash Flow

As of September 30, 2009, cash and cash equivalents were $198.6 million, up $27.8 million compared to December 31, 2008.  In 2009, we completed the acquisition of Innovest which used $14.8 million of cash.  Operating activities for the nine months ended 2009 provided cash of $40.5 million, a decline compared to $58.8 million in 2008 due to increased income tax payments, which approximated $16.1 million in the first nine months of 2009.

Free Cash Flow (operating cash flow minus capital expenditures) for the nine months ended September 30, 2009 decreased to $35.0 million compared to $53.0 million for 2008. Free cash flow for the full 2009 year is expected to be in low to mid $60 million range.   The decline in free cash flow year over year is due to increased income tax payments in 2009 as the Company utilized substantially all available net operating losses in 2008.

Capital expenditures decreased to $5.5 million for the nine months ended September 30, 2009 compared to $5.8 million in 2008.

Our cash flow tends to be lower in the beginning of each year due to year end bonuses and commissions paid during this period. As a result, we typically generate more cash flows from operations during the second half of the year than during the first half of the year.

Conference Call Information

The Company will hold a conference call to discuss results for the third quarter of 2009 today at 10 a.m. Eastern. The call will be hosted by Ethan Berman, Chief Executive Officer, and David Obstler, Chief Financial Officer, of RiskMetrics Group.  Investors can participate in the conference call by using the following dial-in details:

US Toll free dial-in:  800.659.1942

International dial-in:  617.614.2710

Passcode:  48899607

In addition, investors can access the conference call (as well as a replay of the call) directly from the RiskMetrics Group Investor Relations Web Site at http://investor.riskmetrics.com.

RiskMetrics Group Contact:

Sarah Cohn

sarah.cohn@riskmetrics.com

212.354.4643

About RiskMetrics Group

RiskMetrics Group is a leading provider of risk management and corporate governance products and services to participants in the global financial markets. By bringing transparency, expertise and access to the financial markets, RiskMetrics Group helps investors better understand and manage the risks associated with their financial holdings. Our solutions address a broad spectrum of risk across our clients’ financial assets. Headquartered in New York with 20 global offices, RiskMetrics Group services some of the most prestigious institutions and corporations worldwide.

Forward-Looking Statements

This release contains forward-looking statements. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.

Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in the Company’s December 31, 2008 Annual Form 10-K which was filed with the Securities and Exchange Commission on February 27, 2009. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this release reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

Notes Regarding the Use of Non-GAAP Financial Measures

RiskMetrics Group (the “Company”) has provided certain non-GAAP financial information as supplemental information regarding its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States (“GAAP”) and may be different from non-GAAP measures reported by other companies. The Company believes that its presentation of non-GAAP measures, such as Adjusted EBITDA, Adjusted EBITDA expenses, other operating expenses, Adjusted Net Income, Adjusted EPS and free cash flow, provides useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. In addition, the Company’s management uses these measures for reviewing the financial results of the Company and for budgeting and planning purposes.

Adjusted EBITDA

The table below sets forth a reconciliation of Net Income to Adjusted EBITDA on our historical results:

Table C

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009		2008
Net income	$7,783	$6,282	$23,521		$12,175
Interest, other expense, net	4,986	4,860	15,252		21,337
Income tax expense	2,426	4,045	11,669		7,828
Depreciation and amortization of property and equipment	2,189	2,153	6,253		6,433
Amortization of intangible assets	5,876	5,398	17,351		16,310
Stock-based compensation	2,323	2,245	6,406		7,622
Non-recurring expenses	—	—	1,493	(a)	198	(b)
Loss on disposal of property and equipment	178	57	305		83
Adjusted EBITDA	$25,761	$25,040	$82,250		$71,986

(a)          Represents employee severance, acquisition costs, and lease exit costs incurred.

(b)         Represents lease exist costs.

Adjusted EBITDA, as defined in our credit facility, represents net income (loss) before interest expense, interest income, income tax expense (benefit), depreciation and amortization of property and equipment, amortization of intangible assets, impairment of goodwill and intangible assets, non-cash stock-based compensation expense and extraordinary or non-recurring charges or expenses. It is a material metric used by our lenders in evaluating compliance with the maximum consolidated leverage ratio covenant in our credit facility. The maximum consolidated leverage ratio covenant, as defined in our credit facilities, represents the ratio of total indebtedness as compared to Adjusted EBITDA, and can not exceed a maximum ratio range which declines from 8.50 to 3.00 over the life of the credit facilities. Non-compliance with this covenant could result in us being required to immediately repay our outstanding indebtedness under our credit facility. Adjusted EBITDA is also a metric used by management to measure operating performance and for planning, including preparation of annual budgets, analyzing investment decisions and evaluating profitability.

We also present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides our board of directors, management and investors with additional information to measure our performance, provide more consistent comparisons from period to period by excluding potential differences caused by variations in capital structure (affecting interest expense), tax position (such as the impact on periods of changes in effective tax rates or net operating losses), the age and book depreciation of fixed assets (affecting relative depreciation expense), acquisitions (affecting amortization expense) and compensation plans (affecting stock-based compensation expense).

Adjusted EBITDA is not a measurement of our financial performance under U.S. GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with U.S. GAAP or as an alternative to cash flow from operating activities as a measure of our profitability or liquidity.

Adjusted EBITDA Expenses

Adjusted EBITDA expenses represent cost of revenues, research and development, selling and marketing and general administrative expenses, excluding stock-based compensation. Adjusted EBITDA expenses represent expenses which are classified as reductions to Adjusted EBITDA, as defined in our credit facility.  Adjusted EBITDA is also a metric used by management to measure operating performance and for planning, including preparation of annual budgets, analyzing investment decisions and evaluating profitability.

Other Operating Expenses

Other operating expenses represent stock-based compensation, depreciation and amortization of property and equipment, amortization of intangible assets and loss on disposal of property and equipment. Other operating expenses represent expenses which are classified as reductions to Adjusted EBITDA, as defined in our credit facility.

Adjusted Net Income and EPS

We define adjusted net income and adjusted EPS as net income (earnings per share) before amortization of intangibles, one-time costs, impairment charges and stock-based compensation.  A reconciliation from net income and EPS to Adjusted net income and EPS is set forth below:

Table D

	Three months ended September 30,
	2009	2008
	$ Amount	$ Amount

GAAP - Net Income	$7,783	$6,282
Plus: One-time Costs	—	—
Plus: Stock-Based Compensation	2,323	2,245
Plus: Amortization of Intangible Assets	5,876	5,398
Income tax effect	(2,952)	(2,988)
Adjusted Net income before, stock-based compensation, amortization of intangibles and one-time costs	$13,030	$10,937

Adjusted EPS — diluted	$0.19	$0.16

Diluted Shares	68,168,896	68,409,343

	Nine months ended September 30,
	2009		2008
	$ Amount		$ Amount

GAAP - Net Income	$23,521		$12,175
Plus: One-time Costs	1,493	(1)	6,348	(2)
Plus: Non IPO Stock-Based Compensation	6,406		6,265
Plus: Amortization of Intangible Assets	17,351		16,310
Income tax effect	(9,090)		(11,309)
Adjusted Net income before, stock-based compensation, amortization of intangibles and one-time costs	$39,681		$29,789

Adjusted EPS — diluted	$0.58		$0.44
Diluted Shares	67,838,520		67,040,711

(1)  Includes one-time expenses which include employee severance costs of $0.5 million, $0.8 million for lease exit costs and $0.2 million for Innovest acquisition related costs during the nine months ended September 30, 2009.

(2) Includes one-time expenses incurred as a result of the IPO, which include $1.4 million of stock-based compensation related to IPO stock option grants, a $1.25 million debt prepayment penalty fee, a $2.4 million write-off of debt issuance costs and a $1.4 million loss on an interest rate swap settlement, during the nine months ended September 30, 2008.

Free Cash Flow

We define free cash flow as net cash provided by operating activities from continuing operations minus capital expenditures. We believe free cash flow is an important non-GAAP measure as it provides useful cash flow information regarding our ability to service, incur or pay down indebtedness. We use free cash flow as a measure to reflect cash available to service our debt as well as to fund our expenditures. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period since it excludes cash used for capital expenditures during the period.

Historical GAAP Financial Statements
Tables E through G presents the historical GAAP financial statements of RiskMetrics Group as of and for the three and nine months ended September 30, 2009.

TABLE E	RISKMETRICS GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE THREE AND NINE MONTHS SEPTEMBER 30, 2009 AND 2008 (UNAUDITED) (In thousands, except share and per share amounts)

	Three months ended		Nine Months ended
	September 30,		September 30,
	2009	2008	2009	2008
REVENUES	$73,980	$75,554	$226,889	$220,900
OPERATING COSTS AND EXPENSES:
Cost of revenues	22,002	23,507	68,259	69,387
Research and development	11,302	11,248	32,610	32,114
Selling and marketing	7,487	9,045	22,055	27,531
General and administrative	9,751	8,959	29,614	27,702
Depreciation and amortization of property and equipment	2,189	2,153	6,253	6,433
Amortization of intangible assets	5,876	5,398	17,351	16,310
Loss on disposal of property and equipment	178	57	305	83
Total operating costs and expenses (1)	58,785	60,367	176,447	179,560
INCOME FROM OPERATIONS	15,195	15,187	50,442	41,340

INTEREST, DIVIDEND, INVESTMENT, AND OTHER INCOME (EXPENSE), NET:

Interest, dividend and investment income	168	686	461	1,927
Interest expense	(5,154)	(5,546)	(15,713)	(20,651)
Other expenses	—	—	—	(2,613)
Total interest, dividend, investment, and other income (expense), net	(4,986)	(4,860)	(15,252)	(21,337)
INCOME BEFORE PROVISION FOR INCOME TAXES	10,209	10,327	35,190	20,003
PROVISION FOR INCOME TAXES	2,426	4,045	11,669	7,828
NET INCOME	$7,783	$6,282	$23,521	$12,175

NET INCOME PER SHARE:
Basic	$0.13	$0.10	$0.38	$0.20
Diluted	$0.11	$0.09	$0.35	$0.18

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	62,097,967	60,780,651	61,745,222	59,493,052
Diluted	68,168,896	68,409,343	67,838,520	67,040,711

(1) Includes stock-based compensation expense of $2,323, $2,245, $6,406 and $7,622 for three and nine months ended September 30, 2009 and 2008, respectively.

TABLE F	RISKMETRICS GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED) (In thousands, except share amounts)

	September 30, 2009	December 31, 2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$198,626	$170,799
Accounts receivable, net	37,175	42,319
Deferred tax assets	2,459	2,092
Income taxes receivable	3,423	4,562
Other receivables and prepaid expenses	8,986	5,666
Total current assets	250,669	225,438
Intangibles—net	136,769	148,340
Goodwill	318,592	308,613
Property and equipment—net	14,887	15,400
Deferred financing costs	4,448	5,227
Other assets	2,351	1,995
TOTAL ASSETS	$727,716	$705,013
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Trade accounts payable	$4,812	$1,981
Accrued expenses	35,365	40,174
Debt, current portion	2,966	2,224
Deferred revenue, current portion	105,385	109,525
Other current liabilities	221	211
Total current liabilities	148,749	154,115
LONG-TERM LIABILITIES
Debt	286,171	288,395
Deferred tax liabilities	24,902	31,405
Deferred revenue	595	1,364
Other long-term liabilities	20,623	26,567
Total liabilities	$481,040	$501,846

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value—200,000,000 authorized; 62,723,667 and 61,673,960 issued and 62,480,513 and 61,430,806 outstanding at September 30, 2009 and December 31, 2008, respectively	$627	$617
Treasury stock—243,154 shares	(579)	(579)
Additional paid-in capital	445,739	431,781
Accumulated other comprehensive loss	(11,235)	(17,255)
Accumulated deficit	(187,876)	(211,397)
Total stockholders’ equity	246,676	203,167
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$727,716	$705,013

TABLE G	RISKMETRICS GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008 (UNAUDITED) (Amounts in thousands)

	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$23,521	$12,175
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	6,253	6,433
Provision for bad debts	471	713
Amortization of intangible assets	17,351	16,310
Amortization of debt issuance costs	780	3,190
Stock-based compensation	6,406	7,622
Tax benefit associated with exercise of stock options	(2,957)	(5,075)
Loss on disposal of property and equipment	305	83
Changes in assets and liabilities (net of assets and liabilities acquired):
Decrease (increase) in accounts receivable	6,861	(12,507)
(Increase) decrease in income and deferred taxes	(5,128)	11,330
(Increase) decrease in other receivables and prepaid expenses	(3,081)	72
Increase in other assets	(347)	(136)
(Decrease) increase in deferred revenue	(6,141)	14,258
Increase (decrease) in trade accounts payable	2,727	(2,875)
Decrease (increase) in accrued expenses and other liabilities	(6,507)	7,217
Net cash provided by operating activities	40,514	58,810
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(5,537)	(5,804)
Cash refunded from CFRA acquisition	—	223
Payment for intangible asset	—	(1,000)
Payment of deferred purchase price	(159)	(127)
Cash paid to acquire Innovest (net of cash acquired of $1,190)	(14,806)	—
Net cash used in investing activities	(20,502)	(6,708)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of debt	(1,482)	(132,131)
Gross proceeds from equity offering	—	197,400
Equity offering expenses	—	(1,581)
Excess tax benefit associated with exercise of stock options	2,957	5,075
Proceeds from exercise of stock options	4,605	5,679
Net cash provided by financing activities	6,080	74,442
EFFECT OF EXCHANGE RATE CHANGES ON CASH	1,735	(2,338)
NET INCREASE IN CASH AND CASH EQUIVALENTS	27,827	124,206
CASH AND CASH EQUIVALENTS—Beginning of period	170,799	27,455
CASH AND CASH EQUIVALENTS—End of period	$198,626	$151,661
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$14,802	$17,215
Cash paid (refunded) for taxes	$16,064	$(4,907)
NON CASH INVESTING AND FINANCING ACTIVITIES:
Tax benefit associated with exercise of ISS stock options	$183	$616
Recovery of common stock issued to purchase CFRA	$—	$(577)

Supplemental Information and Non-GAAP Reconciliations

The tables below set forth a reconciliation of GAAP costs of revenues, research and development, selling and marketing and general and administrative expenses to Adjusted EBITDA expenses and other operating expenses:

Table H

RISKMETRICS GROUP, INC.

UNAUDITED AS ADJUSTED STATEMENT OF INCOME

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2009

(AMOUNTS IN THOUSANDS)

	RISKMETRICS GROUP, INC. JULY 1 TO SEPTEMBER 30, 2009	ADJUSTMENTS		AS ADJUSTED

Revenues	$73,980			$73,980

Operating cost and expenses:
Cost of revenues	22,002	(733	)(A)	21,269
Research and development	11,302	(595	)(A)	10,707
Selling and marketing	7,487	(302	)(A)	7,185
General and administrative	9,751	(693	)(A)	9,058

Total adjusted EBITDA expenses	50,542	(2,323)		48,219

Depreciation and amortization of property and equipment	2,189			2,189
Amortization of intangible assets	5,876			5,876
Loss on disposal of property and equipment	178			178
Total other operating expenses	8,243	2,323		10,566

Total operating expenses	58,785			58,785

Income from operations	15,195			15,195

Interest, dividend, investment and other income (expense), net
Interest, dividend and investment income	168			168
Interest expense	(5,154)			(5,154)
Other expenses	—			—
Interest, dividend, investment and other income (expense), net	(4,986)			(4,986)

Income before provision for income taxes	10,209			10,209

Provision for income taxes	2,426			2,426

Net income	$7,783	$		$7,783

The following adjustments are included in the preparation of the statement of income:

(A)                              Reclassification of stock-based compensation from adjusted EBITDA expenses to other operating expenses.

Table I

RISKMETRICS GROUP, INC.

UNAUDITED AS ADJUSTED STATEMENT OF INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009

(AMOUNTS IN THOUSANDS)

	RISKMETRICS GROUP, INC. JANUARY 1 TO SEPTEMBER 30, 2009	ADJUSTMENTS		AS ADJUSTED

Revenues	$226,889			$226,889

Operating cost and expenses:
Cost of revenues	68,259	(2,104	)(A)	66,155
Research and development	32,610	(1,724	)(A)	30,886
Selling and marketing	22,055	(1,065	)(A)	20,990
General and administrative	29,614	(1,513	)(A)	26,608
		(1,493	)(B)
Total adjusted EBITDA expenses	152,538	(7,899)		144,639

Depreciation and amortization of property and equipment	6,253			6,253
Amortization of intangible assets	17,351			17,351
Loss on disposal of property and equipment	305			305
Total other operating expenses	23,909	7,899		31,808

Total operating expenses	176,447			176,447

Income from operations	50,442			50,442

Interest, dividend, investment and other income (expense), net
Interest, dividend and investment income	461			461
Interest expense	(15,713)			(15,713)
Other expenses	—			—
Interest, dividend, investment and other income (expense), net	(15,252)			(15,252)

Income before provision for income taxes	35,190			35,190

Provision for income taxes	11,669			11,669

Net income	$23,521	$		$23,521

The following adjustments are included in the preparation of the statement of income:

(A)                              Reclassification of stock-based compensation from adjusted EBITDA expenses to other operating expenses.

(B)                                Reclassification of non-recurring employee severance, lease exit costs, and transactions costs from adjusted EBITDA expenses to other operating expenses.

Table J

RISKMETRICS GROUP, INC.

UNAUDITED AS ADJUSTED STATEMENT OF INCOME

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2008

(AMOUNTS IN THOUSANDS)

	RISKMETRICS GROUP, INC. JULY 1 TO SEPTEMBER 30, 2008	ADJUSTMENTS		AS ADJUSTED

Revenues	$75,554			$75,554

Operating cost and expenses:
Cost of revenues	23,507	(721	)(A)	22,786
Research and development	11,248	(608	)(A)	10,640
Selling and marketing	9,045	(422	)(A)	8,623
General and administrative	8,959	(494	)(A)	8,465
Total adjusted EBITDA expenses	52,759	(2,245)		50,514

Depreciation and amortization of property and equipment	2,153			2,153
Amortization of intangible assets	5,398			5,398
Loss on disposal of property and equipment	57			57
Total other operating expenses	7,608	2,245		9,853

Total operating expenses	60,367			60,367

Income from operations	15,187			15,187

Interest, dividend, investment and other income (expense), net
Interest, dividend and investment income	686			686
Interest expense	(5,546)			(5,546)
Other expenses	—			—
Interest, dividend, investment and other income (expense), net	(4,860)			(4,860)

Income before provision for income taxes	10,327			10,327

Provision for income taxes	4,045			4,045

Net income	$6,282	$		$6,282

The following adjustments are included in the preparation of the statement of income:

(A)                              Reclassification of stock-based compensation from adjusted EBITDA expenses to other operating expenses.

Table K

RISKMETRICS GROUP, INC.

UNAUDITED AS ADJUSTED STATEMENT OF INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008

(AMOUNTS IN THOUSANDS)

	RISKMETRICS GROUP, INC. JANUARY 1 TO SEPTEMBER 30, 2008	ADJUSTMENTS		AS ADJUSTED

Revenues	$220,900			$220,900

Operating cost and expenses:
Cost of revenues	69,387	(2,719	)(A)	66,668
Research and development	32,114	(2,060	)(A)	30,054
Selling and marketing	27,531	(1,375	)(A)	26,156
General and administrative	27,702	(1,468	)(A)	26,036
		(198	)(B)
Total adjusted EBITDA expenses	156,734	(7,820)		148,914

Depreciation and amortization of property and equipment	6,433			6,433
Amortization of intangible assets	16,310			16,310
Loss on disposal of property and equipment	83			83
Total other operating expenses	22,826	7,820		30,646

Total operating expenses	179,560			179,560

Income from operations	41,340			41,340

Interest, dividend, investment and other income (expense), net
Interest, dividend and investment income	1,927			1,927
Interest expense	(20,651)			(20,651)
Other expenses	(2,613)			(2,613)
Interest, dividend, investment and other income (expense), net	(21,337)			(21,337)

Income before provision for income taxes	20,003			20,003

Provision for income taxes	7,828			7,828

Net income	$12,175	$		$12,175

The following adjustments are included in the preparation of the statement of income:

(A)                              Reclassification of stock-based compensation from adjusted EBITDA expenses to other operating expenses.

(B)                                Reclassification of lease exit costs from adjusted EBITDA expenses to other operating expenses.